Exhibit 99.1

Central Garden & Pet Company Announces Highest Quarterly Revenues in Its History

Fiscal 2Q 2016 sales increase 8.8% to $541.2 million;

Fiscal 2Q 2016 Diluted EPS increases 38.3% to $0.65 from $0.47;

Raises Adjusted EPS guidance to $1.10 or higher for FY 2016

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 4, 2016--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal second quarter ended March 26, 2016.

"We are very pleased to have achieved the highest quarterly revenues in the Company's history and its highest quarterly earnings per share in ten years," said John Ranelli, President & CEO of Central Garden & Pet. “These results reflect our success in increasing revenues, reducing costs, and positioning our portfolio of businesses for success. These efforts are on-going, and the Company remains committed to growing in the years ahead by continuing to execute on the strategy and plan we have been following over the course of the last few years." Ranelli continued, "With our leverage ratio down to 3.1x at the end of the quarter vs. 4.5x a year ago, Central is well-positioned to utilize its strong cash flow and balance sheet to fund future growth both organically and through acquisitions."

Ranelli concluded, "Central's excellent results reflect the dedication and leadership of our management and the significant commitment to excellence of all our employees, ensuring our customers and consumers are receiving the very best in products and services."

The company currently expects adjusted earnings per fully-diluted share of $1.10 or higher for fiscal 2016, an increase of at least 49% from the prior year.

Fiscal 2016 Second Quarter Financial Highlights

  Sales increased 8.8% to $541.2 million compared to $497.6 million in the second quarter a year ago;
  Branded product sales increased 6.8% to $432.7 million compared to $405.1 million in the second quarter a year ago. Sales of other manufacturers’ products increased 17.3% to $108.5 million from $92.5 million in the second quarter a year ago;
  Gross profit increased 12.8% to $169.3 million compared to $150.1 million in the second quarter a year ago. Gross margin for the second quarter increased 110 basis points to 31.3% compared to 30.2% in the second quarter a year ago;
  SG&A expense increased $9.8 million for the second quarter and rose as a percentage of sales to 20.3% compared to 20.1% in the second quarter a year ago;
  Operating income increased to $59.4 million compared to $50.0 million in the second quarter a year ago;
  Operating margin increased 100 basis points to 11.0% compared to 10.0% in the second quarter a year ago;
  Net income increased 40.7% to $32.7 million compared to $23.2 million in the second quarter a year ago; and
  Earnings per fully-diluted share increased 38.3% to $0.65 compared to $0.47 in the second quarter a year ago.

Pet Segment Fiscal 2016 Second Quarter Results

Second quarter net sales for the Pet segment increased 24.3% to $275.3 million, an increase of $53.8 million from the same period a year ago. Acquisitions accounted for approximately two-thirds of the increase with the remaining one-third from organic growth. Organic sales were driven by stronger dog & cat and professional revenues as well as higher sales of other manufacturers' products. The Pet segment’s branded product sales were $216.9 million, and sales of other manufacturers’ products were $58.4 million.

The Pet segment’s operating income rose 19.8% to $32.4 million compared to $27.1 million in the second quarter of 2015. Pet operating margin decreased 40 basis points, due to the impact of two recently acquired businesses.

Garden Segment Fiscal 2016 Second Quarter Results

Net sales for the Garden segment decreased 3.7% to $265.9 million, a decline of $10.2 million compared to a year ago, due in part to exiting a marginally-profitable private label fertilizer customer relationship and the Company's exit from the seasonal decor business. Grass seed sales during the period were up significantly, as were sales of other manufacturers' products, while wild bird feed was down due to unfavorable weather. The Garden segment’s branded product sales were $215.8 million in the second quarter of 2016 and sales of other manufacturers’ products were $50.1 million.

The Garden segment’s operating income in the quarter improved $5.1 million to $44.4 million, a gain of 12.9% compared to operating income of $39.3 million in the second quarter of 2015. Garden operating margin improved 250 basis points to 16.7 percent. The increase in operating margin was driven mainly by higher grass seed profits.

Year-to-Date Results

For the six months ending March 26, 2016, the Company reported net sales of $901.1 million, an increase of $96.2 million, or 11.9 percent, from the prior year period. Branded product sales were $709.3 million, a 10.5 percent increase from the comparable 2015 period, and sales of other manufacturers’ products were $191.8 million, a 17.8 percent increase. Operating income for the period was $68.2 million compared to $51.1 million in the prior year period, and operating margin increased 130 basis points to 7.6%. Net income on a GAAP basis for the period was $24.1 million, a $6.6 million increase compared to the prior year period and earnings per share increased to $0.48 per fully diluted share from $0.35 per fully diluted share. Excluding $14.3 million of charges in the first quarter related to the Company's refinancing of its fixed rate notes, adjusted net income rose $33.4 million and adjusted earnings per fully diluted share increased 89 percent to $0.66 from $0.35 in the six month period a year ago.

Additional Information

At March 26, 2016, the Company’s cash and short-term investments balance was $9.8 million, compared to $11.9 million a year ago. Cash used in operations for the second quarter of 2016 was $50.4 million, compared to $114.4 million in the second quarter of 2015. Total debt at March 26, 2016 was $497.0 million compared to $511.4 million at March 28, 2015. Net interest expense was $7.1 million for the second quarter compared to $11.9 million in the prior-year period due to the Company's debt refinancing in its first quarter and lower overall debt levels.

Depreciation and amortization expense was $9.2 million, compared with $8.4 million in the prior-year period. The Company’s effective tax rate for the second quarter of 2016 was 36.0 percent, compared with 36.9 percent for the second quarter of 2015.

During the quarter, the Company did not repurchase any shares of its common stock. Approximately $35.0 million remains under the Board approved share repurchase program.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its second quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation # 13635291. A replay of the call will be available for ten days by dialing (201) 612-7415 and entering confirmation # 13635291.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE® and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,700 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and earnings guidance for 2016 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  the impending retirement of our CEO, the transition to his successor, our dependence upon our key executives and the ability to execute on our succession plan;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) Unaudited

ASSETS	March 26, 2016	March 28, 2015	September 26, 2015
Current assets:
Cash and cash equivalents	$9,826	$11,943	$47,584
Restricted cash	11,946	12,583	13,157
Accounts receivable (less allowance for doubtful accounts of $23,759, $20,813 and $19,296)	340,526	321,765	207,402
Inventories	390,754	382,328	335,946
Prepaid expenses and other	50,758	58,251	49,731
Total current assets	803,810	786,870	653,820

Land, buildings, improvements and equipment—net	164,794	163,207	162,809
Goodwill	213,753	209,089	209,089
Other intangible assets—net	82,989	85,185	75,460
Other assets	57,753	24,846	30,419
Total	$1,323,099	$1,269,197	$1,131,597

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$133,211	$139,821	$88,889
Accrued expenses	97,682	83,442	87,724
Current portion of long-term debt	594	289	291
Total current liabilities	231,487	223,552	176,904

Long-term debt	496,396	511,113	396,691
Other long-term obligations	62,274	44,549	51,622

Equity:
Common stock, $0.01 par value: 11,908,317, 11,919,749, and 11,908,317 shares outstanding at March 26, 2016, March 28, 2015 and September 26, 2015	119	119	119
Class A common stock, $0.01 par value: 36,794,100, 35,765,091 and 36,462,299 shares outstanding at March 26, 2016, March 28, 2015 and September 26, 2015	368	357	364
Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	391,665	387,074	388,636
Accumulated earnings	140,082	101,556	115,987
Accumulated other comprehensive income (loss)	(528)	64	164
Total Central Garden & Pet Company shareholders’ equity	531,722	489,186	505,286
Noncontrolling interest	1,220	797	1,094
Total equity	532,942	489,983	506,380
Total	$1,323,099	$1,269,197	$1,131,597

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	March 26, 2016	March 28, 2015	March 26, 2016	March 28, 2015
Net sales	$541,249	$497,602	$901,061	$804,922
Cost of goods sold and occupancy	371,910	347,540	631,936	566,879
Gross profit	169,339	150,062	269,125	238,043
Selling, general and administrative expenses	109,936	100,091	200,949	186,934
Income from operations	59,403	49,971	68,176	51,109
Interest expense	(7,096)	(11,876)	(29,241)	(22,379)
Interest income	9	18	31	89
Other income (expense)	(88)	(121)	(561)	(489)
Income before income taxes and noncontrolling interest	52,228	37,992	38,405	28,330
Income taxes	18,793	14,012	13,593	10,043
Income including noncontrolling interest	33,435	23,980	24,812	18,287
Net income attributable to noncontrolling interest	738	743	717	747
Net income attributable to Central Garden & Pet Company	$32,697	$23,237	$24,095	$17,540

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.67	$0.48	$0.50	$0.36
Diluted	$0.65	$0.47	$0.48	$0.35

Weighted average shares used in the computation of net income per share:
Basic	48,717	48,384	48,641	48,882
Diluted	50,445	49,439	50,558	49,689

Use of Non-GAAP Financial Measures –

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures that exclude the $14.3 million impact of the redemption of our 2018 Notes and the issuance of our 2023 Notes recognized during the quarter ended December 26, 2015 may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods that should be considered when assessing our ongoing performance and providing consistency with our prior year disclosure. The amount is included in interest expense in the condensed consolidated statements of operations. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, such as lenders. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

	GAAP to Non-GAAP Reconciliation (unaudited, in thousands, except per share amounts) For the Six Months Ended
	March 26, 2016	2018 Notes	March 26, 2016	March 28, 2015
	GAAP	Redemption (A)	As Adjusted	GAAP
Interest expense	$(29,241)	$14,339	$(14,902)	$(22,379)
Income before income taxes and noncontrolling interest	38,405	14,339	52,744	28,330
Income tax expense	13,593	5,075	18,668	10,043
Net income	$24,095	$9,264	$33,359	$17,540
Earnings per share - Diluted	$0.48	$0.18	$0.66	$0.35

(A)	The Non-GAAP financial information excludes the impact of the redemption of our 2018 Notes and issuance of our 2023 Notes. As a result of the bond redemption, we incurred incremental expenses of $14.3 million, comprised of a call premium payment of $8.3 million, a $2.7 million payment of overlapping interest expense for 30 days and a $3.3 million non-cash charge for the write off of unamortized deferred financing costs and discount related to the 2018 Notes. These amounts are included in interest expense in the condensed consolidated statements of operations.

Adjusted earnings per-fully diluted share

The company currently expects adjusted earnings per fully-diluted share (a non-GAAP measure) of $1.10 or higher for fiscal 2016. A reconciliation to expected earnings per fully-diluted share (a GAAP measure) has not been provided as the adjusted earnings per share guidance excludes the impact of any non-operational charges or impairments that may occur, and are not known or contemplated at this time, as well as the impact of the redemption of our 2018 Notes and issuance of our 2023 Notes.

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications